Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ninetowns Digital World Trade Holdings Limited on Form S-8 of our report dated June 10, 2004, except for Note 17 which is dated November 23, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an adoption of an accounting principle and the translation of Renminbi into United States dollars for the convenience of the reader) appearing in the Prospectus on Form F-1 of Ninetowns Digital World Trade Holdings Limited dated December 2, 2004, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
January 19, 2005